Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated March 30, 2013, relating to the financial statements of Stonegate Mortgage Corporation as of and for the years ended December 31, 2012 and 2011, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

RICHEY, MAY & CO., LLP

December 27, 2013

RICHEY, MAY & CO., LLP ▪ CERTIFIED PUBLIC ACCOUNTANTS AND MANAGEMENT CONSULTANTS

9605 S. KINGSTON CT. ▪ SUITE 200 ▪ ENGLEWOOD, COLORADO 80112 ▪ 303/721-6131 ▪ FAX: 303/721-6232